Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$3,000,000	$321.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $816,811.67 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $321.00 is offset against the registration fee due for this offering and of which $816,490.67 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 95/A dated January 30, 2007

to Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517PT27

ISIN:	US52517PT271

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$3,000,000

Lehman Brothers Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Lehman Brothers Inc. has agreed to purchase the Notes from us at 100% of the principal amount.

The Notes will be issued in an aggregate principal amount of $3,000,000 and will be a further issuance of, and will form a single tranche with, the $3,000,000 aggregate principal amount of Medium-Term Notes, Series I, due February 15, 2022, that Lehman Brothers Holdings will issue on February 15, 2007. The Notes will have the same CUSIP and ISIN numbers as the other notes of this tranche and will settle on the same date as, and trade interchangeably with, the other notes of this tranche. The issuance of the Notes will increase the aggregate principal amount of the outstanding notes of this tranche to $6,000,000.

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

☒		The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☐			The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Issue Date:	February 15, 2007

Stated Maturity Date:	February 15, 2022, subject to Optional Redemption; provided that if such day is not a Business Day, then such day will be the following Business Day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

☒		Fixed Rate Note

Interest Rate per Annum:	For each Interest Period from the Issue Date to but excluding February 15, 2012: 7.00% times the Interest Accrual Factor

For each Interest Period from February 15, 2012 to but excluding the Stated Maturity Date: 10.00% times the Interest Accrual Factor

☐ Floating Rate Note	☐	CD Rate
	☐	Commercial Paper Rate
	☐	Federal Funds (Effective) Rate
	☐	Federal Funds (Open) Rate
	☐	LIBOR Telerate
	☐	LIBOR Reuters
	☐	EURIBOR
	☐	Treasury Rate:	Constant Maturity ☐ Yes ☐ No
	☐	Prime Rate
	☐	Eleventh District Cost of Funds Rate

☐ CMS Rate
☐ Other:

Maximum Rate:	Not applicable

Minimum Rate:	0%

Interest Period:

Quarterly, from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Stated Maturity Date, in the case of the final Interest Period).

Interest Payment Dates:

Each February 15, May 15, August 15 and November 15, commencing on May 15, 2007; provided that if such day is not a Business Day, then such day will be the following Business Day unless such day falls in the following month in which case it will be the preceding Business Day, and provided further that the final Interest Payment Date for any Notes shall be the Stated Maturity Date, subject to Optional Redemption.

Interest Accrual Factor:

For any Interest Period, the number of calendar days during that Interest Period in respect of which 6-Month USD LIBORREF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days in such Interest Period.

Lower LIBOR Barrier:	0.00%

Upper LIBOR Barrier:	7.00%

6-Month USD LIBORREF:

For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Telerate Page 3747 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	6-Month USD LIBORREF for any day within an Interest Period from and including the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Interest Computation:	Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:	☐ Yes	☒ No

Interest Rate Calculation Agent:	Lehman Brothers Special Financing Inc.

Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings in whole or in part at a price equal to 100% of the principal amount being redeemed, on each Interest Payment Date, commencing on or after May 15, 2007.  Notice of redemption will be given not less than five Business Days prior to the redemption date.

Business Days:	New York and London

Form of Note:	☒ Book-entry only (global)		☐ Certificated

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Prospectus Supplement.

HISTORICAL LEVELS OF 6-MONTH LIBOR

The following table shows the historical level of 6-Month USD LIBORREF in effect on January 30, 2007 (the original trade date for the notes) and for the hypothetical Interest Payment Dates listed below; the Interest Rate per Annum payable on any Interest Payment Date for the Notes, however, will be determined based on 6-Month USD LIBORREF in effect on each day during the related Interest Period.  The historical experience of 6-Month LIBORREF should not be taken as an indication of the future performance of 6-Month LIBORREF during the term of the Notes. Fluctuations in the level of 6-Month LIBORREF make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6 month USD LIBOR (%)
1/30/2007	5.40
11/15/2006	5.38
8/15/2006	5.52
5/15/2006	5.27
2/15/2006	4.93
11/15/2005	4.57
8/15/2005	4.03

5/16/2005	3.48
2/15/2005	3.03
11/15/2004	2.49
8/16/2004	1.92
5/17/2004	1.53
2/17/2004	1.17
11/17/2003	1.22
8/15/2003	1.19
5/15/2003	1.24
2/18/2003	1.34
11/15/2002	1.45
8/15/2002	1.74
5/15/2002	2.13
2/15/2002	2.06
11/15/2001	2.11
8/15/2001	3.56
5/15/2001	4.10
2/15/2001	5.30
11/15/2000	6.71
8/15/2000	6.84
5/15/2000	6.97
2/15/2000	6.32
11/15/1999	6.02
8/16/1999	5.89
5/17/1999	5.13
2/16/1999	5.06
11/16/1998	5.21
8/17/1998	5.72
5/15/1998	5.77
2/16/1998	5.63
11/17/1997	5.91
8/15/1997	5.81
5/15/1997	6.00
2/17/1997	5.53
11/15/1996	5.53
8/15/1996	5.69
5/15/1996	5.53
2/15/1996	5.13
11/15/1995	5.75
8/15/1995	5.94
5/15/1995	6.19
2/15/1995	6.56
11/15/1994	6.19
8/15/1994	5.38
5/16/1994	5.13
2/15/1994	3.75
11/15/1993	3.50
8/16/1993	3.44
5/17/1993	3.38
2/15/1993	3.38
11/16/1992	3.88
8/17/1992	3.50
5/15/1992	4.06

2/17/1992	4.31
11/15/1991	5.13
8/15/1991	5.88
5/15/1991	6.19
2/15/1991	6.63
11/15/1990	8.00
8/15/1990	8.00
5/15/1990	8.50
2/15/1990	8.25
11/15/1989	8.31
8/15/1989	8.94
5/15/1989	9.63
2/15/1989	10.00
11/15/1988	8.94
8/15/1988	9.00
5/16/1988	7.75
2/15/1988	6.88
11/16/1987	7.56
8/17/1987	7.19
5/15/1987	7.63
2/16/1987	6.44

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the Notes, the Agent may be deemed to have received compensation from us in the form of underwriting discounts. The Agent may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.